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                                                                     EXHIBIT 5.1


                           DAVIS, GRAHAM & STUBBS LLP




                                 June 27, 1996


Fischer Imaging Corporation
12300 North Grant Street
Denver, Colorado  80241

         Re: Sale of Up to 1,552,500 Shares of Common Stock Pursuant to a Registration Statement on Form S-2 (File No. 333-3559)

Ladies and Gentlemen:

         We are providing this opinion in connection with the registration by Fischer Imaging Corporation, a Delaware corporation (the "Company"), of 1,552,500 shares of common stock, $.01 par value (the "Shares"), on a Registration Statement on Form S-2 (File No. 333-3559), as filed with the Securities and Exchange Commission on May 10, 1996, as subsequently amended on June 13, 1996, and as subsequently amended on June 27, 1996 (the registration statement, as so amended, the "Registration Statement").

         In connection with this opinion, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company with respect to the authorization and issuance of the Shares, and such other matters as we deemed appropriate. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement, and in the Prospectus constituting a part thereof, as the counsel who will pass upon the validity of the Shares.

                                        Very truly yours,


                                        /s/ DAVIS, GRAHAM & STUBBS LLP
                                        DAVIS, GRAHAM & STUBBS LLP